Exhibit 10.20

BANDAG, INCORPORATED
PERFORMANCE UNIT AGREEMENT

        You have been selected to receive performance units (PUs) under the Bandag, Incorporated 2004 Stock Grant and Awards Plan (the “Plan”). The following sets forth the terms and conditions of the PUs:

        Participant: __________________________

        1.     Grant of PUs.  The Management Continuity and Compensation Committee of the Board of Directors of the Company (the “Committee”) has awarded to you PUs, subject to the terms and conditions of this Agreement.

        2.    General Terms of Your PUs.  The number of PUs subject to this Agreement is ______________.

        The value of each PU is the Fair Market Value of one share of the Company’s Class A Common Stock (the “Shares”).

        The "Grant Date" of this Award is: _________________

        3.    Vesting of PUs.  The PUs will vest in full as of December 31, 2008, in accordance with the degree to which the performance goals determined by the Management Continuity and Compensation Committee and communicated to you (“Performance Goals”) are met, provided, however, if you terminate employment from the Company or an Affiliate as a result of death, Disability or Retirement prior to December 31, 2008, your PUs will continue until December 31, 2008, and payment will be made to you (or your estate or beneficiary in the event of your death) to the extent required under this Agreement, including any payment required by Paragraph 5 hereof.

        Except in the case of death, Disability or Retirement, if you are involuntarily terminated from the Company or an Affiliate prior to December 31, 2008, you shall, to the extent the Performance Goals are met, be entitled to a payment which shall be prorated equitably based on the number of days you were employed by the Company or the Affiliate during the performance period as compared to the number of days in the performance period, including the proration of any minimum guaranteed payment pursuant to Paragraph 5 hereof. You shall not be entitled to any payment if you voluntarily terminate employment prior to December 31, 2008.

        4.    Payment of PUs.  The value of your vested PUs will be paid within 30 days after the public release of the Company’s financial results for the fiscal year ending December 31, 2008, but in no event no later than December 31,2009.

        Payment required to be made hereunder will be made as follows: Fifty percent (50%) of the Fair Market Value of the PUs shall be made in Shares having a Fair Market Value (determined as of a date two business days after the public release of the Company’s financial results for the immediately preceding fiscal year) and fifty percent (50%) of the Fair Market Value of the PUs shall be paid in cash (valuing each PU as the Fair Market Value of a Share determined as of a date two business days after the public release of the Company’s financial results for the immediately preceding year).

        5.    Minimum Guaranteed Payment.  In the event none of the Performance Goals are met, you shall be entitled to receive a payment (fifty percent (50%) in the Fair Market Value of Shares and fifty percent (50%) in cash) equal to twenty percent (20%) of the payment you would have received if the Target Performance Goal had been attained, such payment to be equitably prorated if required by the second paragraph of Paragraph 3.

        6.    Change of Control.  Upon a Change of Control, the provisions of Section 17 of the Plan as may be subsequently amended shall apply.

        7.    Failure to Enforce Not a Waiver.  The failure of the Company to enforce at any time any provision of this Agreement shall in no way be a waiver of such provision or of any other provision hereof.

        8.    Participant Bound by Plan.  You agree to be bound by all the terms and provisions of the Plan. The terms of the Plan are expressly incorporated into this Agreement by reference and, in the event of any conflict between this Agreement and the Plan, the Plan shall govern. Any capitalized terms not defined herein will have the meanings given in the Plan. This Agreement is subject to all of the terms, conditions and provisions of the Plan, including, without limitation, the Plan’s amendment provisions, and to such rules, regulations and interpretations relating to the Plan or this Agreement as are adopted by the Committee and in effect from time to time. By signing below you agree and accept on behalf of yourself, your heirs, legatees and legal representatives that all decisions or interpretations of the Committee with respect to the Plan or this Agreement are binding, conclusive and final.

        IN WITNESS WHEREOF, the parties have executed this Performance Unit Agreement as of the ____ day of __________, 2006.

Agreement to Participate

By signing a copy of this Agreement and returning it to the Secretary of the Company, I agree to participate in the Plan, subject to all of the provisions contained therein. I further understand that a copy of the Plan will be made available to me upon request to the Secretary of the Company.

Participant’s Signature

2